UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Quantum Fuel Systems

Technologies Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Notice of Annual Meeting of Stockholders

To Be Held on September 9, 2005

Quantum Fuel Systems Technologies Worldwide, Inc. will hold its Annual Meeting of Stockholders at the Irvine Marriott Hotel, located at 18000 Von Karman, Irvine, California, 92612, on Friday, September 9, 2005, at 1:30 p.m. local time.

We are holding this meeting for the following purposes as more fully described in the proxy statement accompanying this notice:

•	To elect three Class I directors to our board of directors to serve for a period of three years or until their successors are duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending April 30, 2006; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on August 1, 2005, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting for any purpose germane to the Annual Meeting, at our offices at 17872 Cartwright Road, Irvine, California, 92614, for a period of ten days prior to the Annual Meeting.

A copy of our Annual Report for the fiscal year ended April 30, 2005 is included with this mailing. The vote of each stockholder is important. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the enclosed proxy card or vote via the Internet or the toll-free telephone number as instructed on your proxy card so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. You may revoke your proxy at any time. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person if you wish.

By Order of the Board of Directors,

Cathryn T. Johnston Secretary

Irvine, California

August 12, 2005

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road,

Irvine, California 92614

PROXY STATEMENT

Annual Meeting of Stockholders

To be held September 9, 2005

INFORMATION REGARDING PROXIES

This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the board of directors of Quantum Fuel Systems Technologies Worldwide, Inc. for use at the Annual Meeting of Stockholders to be held on Friday, September 9, 2005, at 1:30 p.m., local time, at the Irvine Marriott Hotel, located at 18000 Von Karman, Irvine, California, 92612, and at any adjournment thereof.

These proxy materials are being mailed to stockholders commencing on or about August 12, 2005. We will pay the expenses of solicitation of proxies. Solicitation will be by mail. We will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

If the enclosed proxy is properly executed and returned or if the stockholder executes a proxy via the Internet or the toll-free number provided on the proxy card, it will be voted in accordance with the instructions specified thereon. Any proxy for which no direction is specified will be voted in favor of the election of all of the nominees named in this proxy statement and in favor of Proposal 2, as applicable. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters. Execution of the proxy will not in any way affect a stockholder’s right to attend the Annual Meeting or prevent voting in person. A proxy may be revoked at any time by (i) delivering written notice of revocation to our Corporate Secretary before it is voted; (ii) filing with us a duly executed proxy bearing a later date prior to the Annual Meeting; or (iii) attending the Annual Meeting and voting in person.

Only stockholders of record at the close of business on August 1, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of shares representing a majority of the voting power of the outstanding common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present at the Annual Meeting for the transaction of business, abstentions and broker nominee votes will be included. Abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a vote against such proposals. Broker “non-votes” are included in determining the number of shares voted on for the proposal to ratify the selection of Ernst & Young LLP as our independent auditors and will have the same effect as a vote against such proposal. However, broker non-votes will not be counted for the other proposals submitted to stockholders. Directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting and abstentions and broker non-votes will have no effect on the outcome of the election of directors.

PROPOSAL I

ELECTION OF DIRECTORS

Our board of directors is currently comprised of eight members. In accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, the terms of office of our board of directors is divided into three classes as nearly equal in size as possible with staggered three-year terms: Class I, whose term will expire at the Annual Meeting of stockholders to be held on September 9, 2005, Class II, whose term will expire at the Annual Meeting of stockholders in 2006, and Class III, whose term will expire at the Annual Meeting of stockholders in 2007. Our Class I directors are Paul E. Grutzner, Brian A. Runkel and Carl E. Sheffer, our Class II directors are G. Scott Samuelsen and Thomas J. Tyson, and our Class III directors are Jeffrey P. Beitzel, Alan P. Niedzwiecki and Dale L. Rasmussen.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company.

Pursuant to our strategic alliance with General Motors Corporation (“General Motors”), we have agreed to appoint one individual nominated by General Motors to our board of directors. We also agreed that, during the term of our strategic alliance, we will continue to nominate one individual designated by General Motors to our proposed slate of directors to be presented to our stockholders as necessary for General Motors to retain one seat on our board of directors. During the term of our strategic alliance, General Motors will also be entitled to designate a non-voting “ex-officio” member of the board of directors. The non-voting observer has no authority to exercise the powers of a director in the management of our company. As of the date of this Proxy Statement, General Motors has not presented a director nominee for stockholder vote, nor has General Motors designated a non-voting observer.

Voting Information

Although our board of directors anticipates that all of the nominees will be available to serve as directors, if any of them do not accept the nomination, or otherwise are unwilling or unable to serve, the proxies will be voted for the election of a substitute nominee or nominees designated by our board of directors.

A stockholder submitting a proxy may vote for all or any of the nominees for election to our board of directors or may withhold his or her vote from all or any of such nominees. Directors are elected by a plurality of votes. Abstentions and broker “non-votes”, while included for purposes of satisfying the quorum requirement for the Annual Meeting, will have no effect on the vote. The persons designated in the enclosed proxy will vote your shares FOR each nominee unless instructions otherwise are indicated in the enclosed proxy.

Information About Directors and Nominees for Election

The names of the nominees and the other directors, the year in which each first became a director of our company, their age, principal occupation and certain other information are as follows:

Nominees for Election to Term Continuing Until the Annual Meeting in 2008

Paul E. Grutzner, age 40, has served as one of our directors since July 2005. Mr. Grutzner founded ClearPoint Financial, an independent pension consulting firm in 2002, and currently serves as the Managing Partner thereof. Prior to founding ClearPoint Financial, Mr. Grutzner held positions consulting on retirement plans with RBC Dain Rauscher and CIBC Oppenheimer. He received a B.S. in Agricultural Economics and Sociology from the University of Wisconsin, Madison.

Brian A. Runkel, age 43, has served as one of our directors since July 2002. Since 1993, Mr. Runkel has served as President of Runkel Enterprises, an environmental consulting firm. Mr. Runkel also serves as Executive Director of the California Environmental Business Council, a non-profit trade and business association representing the California environmental technology and services industries. He received a B.A. in International Relations from George Washington University, and a J.D. from Harvard Law School.

Carl E. Sheffer, age 59, has served as one of our directors since March 2005. Mr. Sheffer is currently Vice President, OEM Relations for SEMA (Specialty Equipment Market Association), the world’s largest showcase of equipment for the automotive aftermarket. He directs all of SEMA’s interaction with OEMs, including their corporate participation in SEMA shows, the technology transfer programs and dealer relations’ initiatives. Mr. Sheffer has been with SEMA since 1999. Between 1972 and commencing his services with SEMA, Mr. Sheffer held a variety of roles in public relations and public policy staff for General Motors. Mr. Sheffer received a B.S. in business administration from Central Michigan University and a Master’s degree from Oakland University.

The Board of Directors recommends a vote “FOR” election of these nominees.

Directors Whose Term Continues Until the Annual Meeting in 2006

G. Scott Samuelsen, age 62, has served as one of our directors since July 2002. Since 1970, Dr. Samuelsen has been a professor of Mechanical and Aerospace Engineering at the University of California, Irvine, where he serves as the director of the National Fuel Cell Research Center and as the director of the Advanced Power and Energy Program. He also leads the Pacific Rim Consortium on Energy, Combustion, and the Environment and serves as co-Chair of the California Stationary Fuel Cell Collaborative. Dr. Samuelsen received B.S., M.S., and Ph.D. degrees in Mechanical Engineering from the University of California, Berkeley.

Thomas J. Tyson, age 72, has served as one of our directors since July 2002. Dr. Tyson served as Chief Executive Officer of Energy & Environmental Research Corp., a developer of advanced technologies to control nitrogen oxide emissions, from 1980 until it was acquired by General Electric in 1999. From July 1999 to July 2004, he held various positions for GE Energy & Environmental Research Corp., including Chief Executive Officer, Director of Special Projects, and consultant. Dr. Tyson received a M.S. in Nuclear Engineering from the University of California, Berkeley and received a B.S. in Mechanical Engineering and a Ph.D. in Aeronautical Engineering from the California Institute of Technology.

Directors Whose Term Continues Until the Annual Meeting in 2007

Jeffrey P. Beitzel, age 51, has served as our Chief Operating Officer and as a member of our Board of Directors since March 2005. He previously served as a director and Co-Chief Executive Officer of Starcraft Corporation (“Starcraft”), and as President of Starcraft’s Wheel to Wheel and Tecstar subsidiaries since 1998. Mr. Beitzel founded and owned several automotive companies since leaving an engineering position with Ford Motor Company in 1983. These businesses have generally focused on converting automotive design concepts into limited volume production for OEMs. Mr. Beitzel received a B.S. in Mechanical Engineering from Lehigh University.

Alan P. Niedzwiecki, age 48, has served as our President and as one of our directors since February 2002, and was appointed as our Chief Executive Officer in August 2002. Mr. Niedzwiecki served as our Chief Operating Officer from November 2001 until he was appointed as our Chief Executive Officer in August 2002. From October 1999 to November 2001, Mr. Niedzwiecki served as Executive Director of Sales and Marketing. From February 1990 to October 1999, Mr. Niedzwiecki was President of NGV Corporation, an engineering and marketing/commercialization consulting company. Mr. Niedzwiecki has more than 25 years of experience in the alternative fuels industry in product and technology development and commercialization relating to mobile, stationary power generation and refueling infrastructure solutions. Mr. Niedzwiecki is a graduate of Southern Alberta Institute of Technology.

Dale L. Rasmussen, age 55, has served as a member of our board of directors since October 2000, and was appointed as chairman of the board of directors in February 2002. Since April 1984, Mr. Rasmussen has held various positions at IMPCO Technologies, Inc. (“IMPCO”), our previous parent company, including his current position as Senior Vice President and Secretary since June 1989, as well as Vice President of Finance and Administration. Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for 12 years at banks that were acquired by Key Bank and U.S. Bank. He received a B.A. in Business Administration and Economics from Western Washington University and is a graduate of the Pacific Coast Banking School.

VOTING SECURITIES

The only class of stock entitled to vote at the Annual Meeting is our common stock. At the close of business on July 31, 2005, there were 51,863,613 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Holders of common stock are entitled to one vote per share. Shares of our Series B common stock are not entitled to vote at the Annual Meeting. As of July 31, 2005, there were 999,969 shares of our Series B common stock outstanding, all of which were held by General Motors.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information about the beneficial ownership of each class of our securities as of July 31, 2005. It shows shares beneficially owned by each of the following:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each of our directors;

•	each of the named executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation”; and

•	all current directors and executive officers as a group.

We have determined the beneficial ownership shown in this table in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules, if a person held options or warrants to purchase shares of our common stock that were currently exercisable or exercisable within 60 days of July 31, 2005, those shares are included in that person’s reported holdings and in the calculation of their percentage of our common stock owned. Except as otherwise provided below, the percentage of beneficial ownership is based on 51,863,613 shares of common stock and does not reflect 999,969 shares of Series B common stock outstanding as of July 31, 2005. General Motors owns 100% of the outstanding shares of Series B common stock, which shares will convert on a one-for-one basis into shares of our common stock in the event General Motors transfers such shares to a person that is not controlled by or under common control with General Motors. To our knowledge, each person named in the table has sole voting and investment power over the shares listed by that person’s name, except where we have shown otherwise in the footnotes or where community property laws affect ownership rights. Except where we show otherwise, the address of each of the persons in this table is: c/o Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614.

Name of Beneficial Owner	Shares	Percent
5% or Greater Stockholders
General Motors Corporation (1)	3,513,439	6.8%
Anderson, Richard C. (2)	2,744,047	5.3%
Directors and Executive Officers:
Rasmussen, Dale L. (3)	212,928	*
Grutzner, Paul E.	1,280	*
Runkel, Brian A. (4)	25,000	*
Sheffer, Carl E.	587	*
Samuelsen, G. Scott (5)	30,000	*
Tyson, Thomas J. (6)	30,000	*
Niedzwiecki, Alan P. (7)	257,327	*
Beitzel, Jeffrey P.	2,000,000	3.9%
Johnston, Cathryn T. (8)	11,150	*
Moffett, Glenn D. (9)	42,500	*
Olson, W. Brian (10)	209,310	*
Timon, Bradley J. (11)	14,900	*
All current directors and executive officers as a group (17 persons) (12)	7,812,988	15.1%

*	Represents less than 1%.
(1)	The address of General Motors Corporation is 300 Renaissance Center, Detroit, Michigan 48265.

(2)	Mr. Anderson serves as President of Wheel to Wheel, LLC, a wholly owned subsidiary of Starcraft and was designated as an executive officer of Quantum in connection with our merger with Starcraft.
(3)	Includes 198,804 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2005, and 14,124 shares of unvested restricted stock.
(4)	Includes 25,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2005.
(5)	Includes 30,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2005.
(6)	Includes 30,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2005.
(7)	Includes 214,680 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2005, and 42,372 shares of unvested restricted stock.
(8)	Includes 11,150 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2005.
(9)	Includes 42,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2005.
(10)	Includes 174,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2005 and 35,310 shares of unvested restricted stock.
(11)	Includes 5,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2005.
(12)	Includes an aggregate of 731,134 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2005, and 91,806 shares of unvested restricted stock. All shares of unvested restricted stock may be voted by the holders thereof at meetings of our stockholders. Also includes 2,189,909 shares held by Douglas C. Goad, Executive Vice President (Operations) of Tecstar L.P., a wholly owned subsidiary of Starcraft. Mr. Goad was designated as an executive officer of Quantum in connection with our merger with Starcraft.

Compliance with Section 16(a) of the Securities and Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during fiscal year 2005 all directors, executive officers, and greater than 10% beneficial owners complied with the Section 16(a) filing requirements, except as follows: Mr. Rasmussen filed a Form 4 report five months late with respect to the transfer of an aggregate of 28,464 shares that were transferred to Fleet National Bank as part of a previously established and reported equity derivative transaction.

Compensation of Directors

Each director who is not one of our employees is paid $18,000 a year for membership on the board and an attendance fee of $1,000, plus out-of-pocket expenses, for each board or committee meeting attended. In addition, the members of the Audit Committee are paid an annual fee of $5,000, the chairs of the Audit and Compensation Committees are paid an annual fee of $10,000, and the chair of the Nominating and Governance Committee is paid an annual fee of $5,000.

On May 5, 2005 we entered into a consulting agreement with Mr. Rasmussen pursuant to which he will provide advice and consulting services to us with respect to investor relations, investment, merger and acquisitions strategies, and business operations. Mr. Rasmussen agreed to make himself available to provide these services for a minimum of fifteen days per month. The agreement has a term of one year and provides for a monthly consulting fee of $37,500 for the services. Our Compensation Committee also awarded a cash bonus of

$50,000 and 14,124 shares of restricted stock to Mr. Rasmussen in connection with his efforts in completing our acquisition of Starcraft Corporation. The award of these shares of restricted stock will vest in full on May 1, 2008.

Additionally, in fiscal 2005 we made payments to IMPCO, our previous parent company, of approximately $234,000 for salary, overhead and other expenses in consideration of Mr. Rasmussen providing certain investor relations services to us prior to entering into the consulting agreement. Mr. Rasmussen is a Senior Vice President of IMPCO. As of April 30, 2005, approximately $44,000 was payable to IMPCO for investor relations services.

Directors are eligible to participate in our 2002 Stock Incentive Plan. On March 3, 2005, each of Messrs. Runkel, Samuelsen and Tyson received a grant of options to purchase 40,000 shares of our common stock, Mr. Sheffer received a grant of options to purchase 20,000 shares of our common stock, and Mr. Rasmussen received a grant of options to purchase 150,000 shares of our common stock, each at an exercise price of $5.77 per share (which was the fair market value of our common stock on the date of grant). On July 12, 2005, each of Messrs. Runkel, Sheffer, Samuelsen and Tyson received an additional grant of options to purchase 20,000 shares of our common stock, and Mr. Rasmussen received a grant of options to purchase 150,000 shares of our common stock, each at an exercise price of $4.29 per share (which was the fair market value of our common stock on the date of grant). The options vest in equal annual increments over a four-year period and expire ten years from the date of grant. Option grants to directors are at the discretion of management and our board of directors, and we have no specific plans regarding amounts to be granted to our directors in the future.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the fiscal year ended April 30, 2005, there were ten regular and special meetings of the board of directors. During such period, each director attended all of the meetings of the board and the committees of the board on which he served during his tenure, except that Mr. Runkel attended 12 of the 18 Compensation Committee meetings.

Board Independence

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. After review of all the relevant transactions or relationships between each director (and his family members) and us, our senior management and our independent auditors, our board of directors has affirmatively determined that five of our eight directors (Messrs. Grutzner, Runkel, Sheffer, Samuelsen and Tyson) are independent directors within the meaning of the applicable Nasdaq rules.

Policy on Meetings of Independent Directors

The board of directors has adopted a policy that the independent members of the board shall meet separately on a regular basis in executive session without the presence of non-independent members of the board or members of management.

Stockholder Communications with Directors

We have established a process by which stockholders can communicate with our board of directors. Stockholders may communicate with the board of directors, or an individual member of the board of directors, by sending their communications to the board of directors to the following address:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

Communications received from stockholders are forwarded directly to the board of directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The board of directors has authorized our Corporate Secretary, in his or her discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the board of directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Corporate Secretary pursuant to the policy will be made available to any non-management director upon request.

Board Member Attendance at the Annual Meeting

The board’s policy with regard to board members’ attendance at annual meetings is that attendance is not required but members, if practicable and time permitting, are encouraged to attend the annual meetings, either in person, by telephone or by other similar means of live communication (including video conference or webcast). In 2004, all of the members of the board attended the annual meeting of stockholders.

Committees of the Board of Directors

Audit Committee.    The members of our Audit Committee are Messrs. Runkel, Samuelsen, and Tyson (Chair). During the fiscal year ended April 30, 2005, there were five meetings of the Audit Committee. The

Audit Committee reviews our accounting and auditing procedures, reviews our audit and examination results and procedures and consults with our management and our independent auditors prior to the presentation of our financial statements to stockholders. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors and reviews the independence of the independent auditors as a factor in making these determinations. The Audit Committee meets alone with our independent auditors and with management in separate executive sessions and grants our independent auditors free access to the Audit Committee at any time.

The board has determined that each current member of the Audit Committee (i) meets the criteria for independence set forth in applicable SEC rules and regulations, including Rule 10A-3(b) under the Exchange Act, (ii) is “independent” as defined in applicable Nasdaq rules, including Rule 4200(a)(15) thereof, (iii) has not participated in the preparation of our financial statements at any time during the past three years, and (iv) is able to read and understand fundamental financial statements.

The board has determined that Thomas J. Tyson has the requisite financial sophistication required under Rule 4350(d)(2) of the Nasdaq Rules and has the requisite attributes of an “audit committee financial expert” in accordance with Item 401(h)(2) of Regulation S-K. Additionally, the board of directors has determined that Mr. Tyson is an “independent director” as that term is defined in Nasdaq Rule 4200(a)(15).

The board of directors has adopted a formal Audit Committee charter, which is available on our website at www.qtww.com.

Compensation Committee.    The current members of our Compensation Committee are Messrs. Runkel, Samuelsen (Chair) and Tyson. During the fiscal year ended April 30, 2005, there were 18 meetings of the Compensation Committee. The Compensation Committee reviews and makes recommendations to our board of directors concerning salaries and incentive compensation for our directors, officers, and employees, identifies performance measures for our executive officers, oversees the administration of our employee benefit plans and approves new plans. The Compensation Committee administers our 2002 Stock Incentive Plan.

The board of directors has adopted a formal charter of the Compensation Committee, which is available on our website at www.qtww.com.

Nominating and Governance Committee.    The members of our Nominating and Governance Committee are Messrs. Runkel (Chair), Samuelsen and Tyson, each of whom are “independent” under applicable Nasdaq rules. During the fiscal year ended April 30, 2005, there were two meetings of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying and recommending qualified individuals to become members of our board of directors; determining the composition of the board and its committees; reviewing board compensation and benefits; reviewing our compliance with the applicable Nasdaq corporate governance listing standards; evaluating compliance with our code of ethics; and implementing processes for effective communication with our stockholders, including reviewing proposals properly submitted to us.

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on our board of directors. In evaluating such nominations, the Nominating and Governance Committee will address membership criteria set forth below under “Directors Qualifications.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

In addition, our bylaws permit stockholders to nominate directors at an annual stockholder meeting. For information about suggesting candidates for consideration at the annual stockholder meeting, see “Proposals of Stockholders” below.

The board of directors has adopted a formal charter of the Nominating and Governance Committee, which is available on our website at www.qtww.com.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee is responsible for monitoring the size and composition of the board and for considering and making recommendations to the board with respect to nominations or elections of directors. The Nominating and Governance Committee will consider candidates proposed by our management or by our stockholders, but is not limited to such candidates. All candidates are evaluated in connection with the criteria set forth below in “Director Qualifications.” Candidates who meet the criteria are interviewed. The Nominating and Governance Committee recommends candidates to the board who meet the criteria and based on the interview for nomination or election consideration. Stockholders who wish to submit a recommendation for a candidate must do so in writing and must include with their recommendation the following information: (i) the candidate’s name, age, business address and residence address; (ii) the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years; (iii) the class and number of shares of the company’s stock that are beneficially owned by the candidate; (iv) any potential conflicts of interest that might prevent or otherwise limit the candidate from serving as an effective member of the board of directors; (v) any other information pertinent to the qualification of the candidate; (vi) the name and record address of the stockholder making the recommendation; and (vii) the class and number of shares of the company’s stock which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation. Candidate recommendations are to be sent to our Corporate Secretary at our principal executive offices, and may be submitted at any time.

Director Qualifications

The charter of the Nominating and Governance Committee provides that director nominees be evaluated based on all factors that the Nominating and Governance Committee considers appropriate, which may include, among other criteria: personal and professional integrity; demonstrated exceptional ability and judgment; broad experience in business, finance or administration; familiarity with our industry; ability to serve the long-term interests of the our stockholders; and sufficient time available to devote to our affairs. The Nominating and Governance Committee must also take into account, as applicable, the satisfaction of any independence requirements or other director qualification standards imposed by law, regulation or listing rules of the Nasdaq Stock Market (or other applicable regulatory agency).

Code of Conduct

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website at www.qtww.com. In addition, we will provide to any person a copy of our Code of Business Conduct and Ethics upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

EXECUTIVE COMPENSATION

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates the report therein.

Compensation Committee Report on Executive Compensation

The Company’s Compensation Committee (the “Committee”) consists entirely of independent directors as defined by the requirements of the Nasdaq Stock Market. The Committee meets at scheduled times during the year, and it also considers and takes action from time to time by written consent. The Committee’s chairman reports on Committee actions and recommendations at each Board meeting. In addition, the Committee has the authority to engage outside advisors, experts and others to assist it in fulfilling its duties. The Committee has furnished the following report on executive compensation for the fiscal year ended April 30, 2005.

Compensation of the executive officers of the Company is designed to attract, incent, reward and retain talented individuals who will focus their efforts on profitable revenue growth and long term value for stockholders. The compensation of the Company’s CEO and other executive officers is set at levels that the Committee believes to be reasonable within the context of the Company’s compensation philosophy and in comparison to other companies, considering such factors as size, complexity, the industry and nature of their businesses, the regions in which they operate, the structure of their compensation programs, the highly specialized area of hydrogen storage and fueling, and the availability of compensation information. To accomplish this goal, the Company uses the following five components: base salary, bonus incentive, stock awards, benefits, and perquisites.

For base salary, benefits and perquisites, the Company’s policies and practices are set to compare favorably to public companies in the same or related lines of business which have comparable annual revenues. For annual and long-term incentive pay, the Company pays higher, lower or no incentive awards for higher, lower or worse, respectively, levels of performance. The Committee looks at (1) general survey information for percentile levels of the five components of pay, and (2) a “peer group” of comparable U.S. public companies.

The Committee reviews and approves Company compensation for Officers1 of the Company according to the following three Tier Groups:

Tier 1:	Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chairman of the Board
Tier 2:	Principal Officers
Tier 3:	Other Officers and Management Staff

For the a number of the Company’s Officers, the Base Salary, Benefits, and Perquisites are embodied in Employment Agreements with each individual officer. The Committee establishes and approves all Employment Agreements based on input from the Chief Executive Officer and/or Chairman of the Board and the recommendations of outside compensation consultants as required and engaged by the Committee. The Committee has retained an independent consultant to assist the Committee in fulfilling its responsibilities. The compensation consultant is engaged by, and reports directly to, the Committee. For Tier 1, the Committee formally approves Bonus Incentives and Stock Awards. For Tiers 2 and 3, the Committee approves guidelines for Bonus Incentives and Stock Awards, reviews the recommendation of the Chief Executive Officer and approves the final awards.

[1]	Officers encompass “Section 16 Officers” and include the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chairman of the Board, Principal Executive Officers, and Other Executive Officers.

In connection with the Company’s acquisition of Starcraft Corporation in March 2005, the Company entered into employment agreements with five of Starcraft’s principal officers, each of whom has been designated as an executive officer of the Company. The terms of these employment agreements were negotiated in the context of the Starcraft acquisition and were based upon employment agreements in place for such individuals at Starcraft prior to the acquisition.

On an annual basis at the beginning the Company’s Fiscal Year, the Committee formally reviews and acts, as appropriate, on (1) the Tier 1 compensation, and (2) the guidelines for the Tier 2 and 3 Bonus Incentives and Stock Awards. In addition, the Committee reviews the Compensation Policy for the following year and the composition of the Tier 1, Tier 2, and Tier 3 levels. At the end of the preceding Quarter, the Chief Executive Officer and/or Chairman of the Board provide (1) proposed changes to the composition of the Tier 1, Tier 2, and Tier 3 levels, and (2) proposed changes to the general guidelines for the Tier 2 and Tier 3 levels.

Base Salary

The base salaries of the executive officers are determined on the basis of each individual’s responsibilities, qualifications and experience, as well as the salary practices of peer group and other companies with which the Company competes for executive talent. The Committee relies on (i) independent industry surveys and (ii) analyses of pay data from the proxy statements of a select “peer” group of comparable U.S. public companies, to assess salary competitiveness and determine salary ranges for each executive position. The Committee reviews the base salaries of the Company’s executive officers at least annually in accordance with the criteria set forth above, taking into consideration the individual’s performance. The weight that the Committee places on different factors may vary from individual to individual, and necessarily involves both objective and subjective measurements of individual performance. It is the Committee’s current practice to target each of these elements to deliver compensation to each executive officer and all executives as a group in a compensation range between the 50th and 75th percentiles for that group. The Committee recognizes that compensation in excess of the target percentile range may be warranted in certain situations based on factors such as Company performance, the Company’s retention needs, and an executive’s extraordinary contributions or performance.

Bonus Incentive Plan

The Company offers incentive award opportunities annually to its executive officers, pursuant to its Bonus Incentive Plan. Each executive officer is eligible to receive a discretionary bonus, based upon the extent to which he or she achieves collaboratively-determined and documented goals for the individual and the Company for the fiscal year in question. These goals are both quantitative and qualitative, and may include individuals’ personal development goals.

The Committee evaluates the performance against goals of, and sets the bonuses payable to, the Company’s Chief Executive Officer and other executive officers. The Committee takes the following performance factors into account in determining whether bonuses should be awarded to the Company’s executive officers: (i) revenue growth and profitability, (ii) the executive’s individual performance during the year, (iii) major strategic accomplishments, and (iv) the desire of the Board of Directors to retain the executive in the face of competition for executive talent in the industry.

For Tier 2 and Tier 3 management, the Committee reviews and approves guidelines presented to the Committee on an annual basis by the Chief Executive Officer. The Committee reviews the recommendation of the Chief Executive Officer and approves the final awards.

Stock Awards

The Committee believes that an important component of the compensation paid to the Company’s executives should be derived from equity-based compensation. These awards take the form of stock options and, under certain circumstances, restricted stock. The Committee believes that stock appreciation and stock ownership in the Company are valuable incentives to executives, that the granting of equity-based awards serves to align their interests with the interests of the stockholders as a whole, and that it encourages them to manage the Company in its best long-term interests.

The Compensation Committee grants stock options to the Company’s executive officers under the Company’s 2002 Stock Incentive Plan at prices that are at least equal to the fair market value of the Company’s common stock on the date of grant. The Committee generally makes such grants annually following the end of the Company’s fiscal year (and in some cases at other times during the fiscal year) based in part on the recommendations of the Chief Executive Officer. The Committee reviews these recommendations, and determines the terms and conditions of any stock options for executive officers, taking into account various factors, including but not limited to the their responsibilities, their relative position in the Company, their expected future contributions to the enterprise, their option grant history and their individual performance. However, the Committee does not give quantitative weight to any particular performance measure.

The Committee’s policy is to prohibit the re-pricing of stock options, including by amending outstanding option to lower their exercise price or by canceling any outstanding options and replacing them with new options.

The Committee also approves grants of restricted stock on a selective basis to certain executive officers. It bases its decision whether to grant Company stock, whose restrictions typically lapse ratably over a period of up to five years, on whether the executive has made an extraordinary contribution to the Company’s and stockholders’ interests, and/or whether retaining the executive for at least the period of the restrictions is critical to the enterprise.

For Tier 2 and Tier 3 management, the Committee reviews and approves guidelines presented to the Committee on an annual basis by the Chief Executive Officer. The Committee reviews the recommendation of the Chief Executive Officer and approves the final awards.

Officer Benefits

The Company’s executive officers receive a range of other benefits, including but not limited to participation a 401(k) savings plan and a non-qualified deferred compensation plan, health and dental coverage, Company-paid term life insurance, and standard and supplemental long-term disability coverage. The Company’s focus on behalf of the executive officer with respect to benefits is to provide or offer the individual adequate financial protection (i) against the “catastrophes” that will interrupt his or her income – the executive’s death or disability, or the illness or injury of the executive or his or her spouse or dependent children – and (ii) for the individual to afford to be able to retire – that is, to be able to stop working, after a career in the workforce, without suffering a significant decline in his or her standard of living. The Company expects the officer to share in the costs of providing certain of these protections, and intends that the individual’s wealth accumulation from participating in the Company’s stock plans will be a significant source of retirement income.

The Company also provides certain of its executive officers with severance benefits in the event of an involuntary termination of employment. A description of those severance benefits is described under the heading “Employment Agreements and Change-in-Control Arrangements.”

Perquisites

The Company provides its executive officers with a limited range of perquisites on a case-by-case basis that it believes is reasonable, competitive and business-justified. These perquisites may include, but are not limited to a monthly car allowance; financial counseling and tax preparation services; and memberships in clubs that are used for business purposes.

Compensation of the Chief Executive Officer

In establishing the overall compensation of the Chief Executive Officer, the Committee reviewed all components of his compensation, including base salary, bonuses and equity compensation including accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the Company of any perquisites. In addition, the Committee considered a number of factors, including the record of leadership and vision provided by the Chief Executive Officer since the his appointment in 2002; the identification of the Company with the Chief Executive Officer by the Company’s employees, the financial community and the general public; and the recognition by the Committee and others in the Company’s industry of the importance of his leadership, creativity and other personal attributes to the Company’s continued success. The importance of these attributes as they relate to the Chief Executive Officer is deemed critical to the success of the Company and thereby warrants individual consideration. The Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining the compensation of the Chief Executive Officer.

Consistent with the Company’s overall executive compensation program, the compensation of the Chief Executive Officer is composed of base salary, bonuses, stock options, and restricted stock awards. The Chief Executive Office also receives certain perquisites and other benefits described above.

Mr. Niedzwiecki received an increase in base salary effective May 1, 2005 from an annual rate of $370,000 to an annual rate of $500,000. The Committee awarded Mr. Niedzwiecki incentive and other bonuses aggregating $101,850 for fiscal 2005. The Committee determines these considerations based upon a significant increase in contract R/D revenue, additional revenues driven by the acquisition of Tecstar, significant strides toward integrating Quantum-Tecstar, continued progress on fuel cell vehicle commercialization, and strategic positioning of the Company for long term growth.

During fiscal 2005, the Committee also approved a long-term incentive award to Mr. Niedzwiecki consisting of options to purchase an aggregate of 150,000 shares. The Committee determined the amount of this award after reviewing competitive market data and Mr. Niedzwiecki’s individual performance, and establishing incentives appropriate to achieving Company goals. Mr. Niedzwiecki also received a restricted stock award of 14,124 shares (having a value of $50,000 on the date of grant) in connection with his efforts in completing the Company’s acquisition of Starcraft Corporation. The restricted stock award vests in full on the third anniversary of their grant date.

The Company also provides the Chief Executive Officer with perquisites and other benefits that it believes are reasonable, competitive and consistent with comparable companies and the Company’s overall executive compensation program, including the perquisites and other benefits described above.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid to the CEO or any of the Company’s other four most highly compensated executive officers. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). Stock options granted under the Company’s 2002 Stock Incentive Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit provided stock options are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). The Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Given the Company’s changing industry and business, as well as the competitive market for outstanding executives, the Committee believes that it is important for it to retain the flexibility to design compensation programs consistent with the Company’s overall executive compensation program, even if some executive compensation is not fully deductible by the Company. Accordingly, the Committee may from time to time approve elements of compensation for certain officers that are not fully deductible by the Company, and reserves the right to do so in the future when appropriate.

The Compensation Committee

G. Scott Samuelsen, Chairman

Brian A. Runkel

Thomas J. Tyson

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Runkel, Samuelsen (Chair), and Tyson. None of our executive officers serves as a director or member of the Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Compensation Committee.

Employment Agreements and Change-in-Control Arrangements

Alan P. Niedzwiecki serves as our President and Chief Executive Officer pursuant to an employment agreement entered into on May 1, 2005, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement currently provides for an annual base salary of $500,000, subject to annual review.

W. Brian Olson serves as our Chief Financial Officer pursuant to an employment agreement entered into on May 1, 2005, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement currently provides for an annual base salary of $350,000, subject to annual review.

During each of their respective terms of employment, Messrs. Niedzwiecki and Olson are entitled to receive the same fringe benefits that we generally make available to our executive officers, which currently include medical insurance and participation in our 401(k) and non-qualified deferred compensation plans. The employees are also entitled to receive term life and supplemental long-term disability insurance coverage, four weeks of paid vacation each year, paid sick leave and a monthly auto allowance of $1,000 plus reimbursement of related expenses. During the terms of their employment, the employees will be eligible for an annual cash bonus based on the achievement of corporate and individual performance objectives to be approved by our Compensation Committee, as well as awards, such as stock options and restricted stock, under our long term incentive plans. Each employee’s employment can generally be terminated by either us or the employee for any reason with 30 days prior written notice, but we can terminate his employment for cause (as defined in his employment agreement) without notice.

Subject to the conditions and other limitations set forth in his respective employment agreement, each employee will be entitled to the following severance benefits if we terminate his employment without cause or if he terminates his employment for good reason (as defined in his employment agreement): (i) 24 months of monthly payments, which are subject to certain offsets after 18 months, each equal to one-twelfth of the sum of his annual base salary at the time of termination plus the average of his prior two years’ annual cash bonuses; (ii) continuation of his fringe benefits, term life insurance coverage and supplemental long-term disability coverage for 24 months; (iii) continued or accelerated vesting of his outstanding stock option and other stock-based compensation awards; and (iv) limited tax gross up payments to the extent that his aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code of 1986, as amended. The employee’s eligibility to receive any severance payments or other benefits upon his termination are conditioned upon him executing a general release of liability and complying with certain non-competition and non-solicitation provisions set forth in his employment agreement. The employee will not be entitled to any severance benefits if we terminate his employment for cause or if he terminates his employment without good reason.

Glenn D. Moffett serves as our Vice President and General Manager of Operations pursuant to an employment agreement entered into on May 1, 2005. Our employment agreement with Mr. Moffett provides an annual base salary of $250,000 per year for the first twelve months of the term of the agreement, which is subject to annual review. During the term of the employment, Mr. Moffett is entitled to receive the same fringe benefits that we generally make available to our executive officers, which currently include medical insurance and participation in our 401(k) and non-qualified deferred compensation plans. Mr. Moffett is also entitled to receive term life insurance, payments to supplement his long-term disability insurance coverage, four weeks of paid vacation each year, paid sick leave and a yearly auto allowance of $12,000 plus reimbursement of related expenses. During the term of his employment, Mr. Moffett will be eligible for an annual cash bonus based on the achievement of performance objectives to be determined by our Compensation Committee. The term of the employment agreement is two consecutive 12-month periods unless terminated earlier by us or Mr. Moffett. Mr. Moffett’s employment can generally be terminated by either us or Mr. Moffett for any reason with 30 days prior written notice, but we can terminate his employment for cause (as defined in his employment agreement) without notice.

Subject to the conditions and other limitations set forth in his employment agreement, Mr. Moffett will be entitled to the following separation benefits if we terminate his employment without cause or if he terminates his employment for good reason within 12 months after a change of control (each as defined in his employment agreement): (i) an amount equal to his annual base salary plus his target annual cash bonus for the remaining months of the term of the agreement, payable in equal monthly installments for 12 months following his termination; (ii) continuation of his fringe benefits, term life insurance coverage and payments to supplement his long-term disability insurance coverage for the remaining months of the fiscal year in which the termination occurs; and (iii) accelerated vesting of his outstanding stock options. Mr. Moffett’s eligibility to receive any separation payments or other benefits upon his termination are conditioned upon him remaining available to serve as a consultant to us for 12 months following his termination, executing a general release of liability and complying with certain non-competition provisions set forth in his employment agreement. Mr. Moffett will not be entitled to any separation benefits if we terminate his employment for cause, if he terminates his employment for any reason prior to a change of control, or if he terminates his employment without good reason after a change of control.

In connection with our merger with Starcraft and pursuant to the terms of the merger agreement, we or our subsidiaries entered into employment agreements with Jeffrey P. Beitzel, Michael H. Schoeffler, Richard C. Anderson, Douglass C. Goad and Joseph E. Katona III, each of whom was an executive officer of Starcraft immediately prior to the merger and was designated as an executive officer of Quantum in connection with the merger.

The employment agreements provide that:

•	Mr. Beitzel is employed as our Chief Operating Officer for an initial term of two years and with automatic extensions for successive two-year terms, at an initial annual base salary of $700,000;

•	Mr. Schoeffler is employed as President of Starcraft, for an initial term of two years and with automatic extensions for successive two-year terms, at an initial annual base salary of $550,000;

•	Mr. Anderson is employed as President of Wheel to Wheel, LLC, a wholly owned subsidiary of Starcraft, for an initial term of two years and with automatic extensions for successive two-year terms, at an initial annual base salary of $550,000;

•	Mr. Goad is employed as Executive Vice President (Operations) of Tecstar, L.P., a wholly owned subsidiary of Starcraft, for an initial term of two years and with automatic extensions for successive two-year terms, at an initial annual base salary of $550,000; and

•	Mr. Katona is employed as Chief Financial Officer of Starcraft, for an initial term of one year and with automatic extensions of successive one-year terms, at an initial annual base salary of $140,000.

Messrs. Beitzel, Schoeffler, Anderson and Goad are each entitled to receive the following severance benefits in the event his contract is not renewed or he is terminated without reasonable cause, which is defined as a willful, flagrant and repeated failure to perform duties or comply with instructions given by our Board of Directors, or a felony conviction that might have a material adverse effect on his employer:

•	two years of salary, for which the executive may select salary continuation or a lump-sum payment;

•	full benefit plan participation in the event that salary continuation is selected;

•	five years of salary continuation and benefits in the event that his employment is terminated by disability;

•	two years of severance and benefits paid to surviving family if his employment is terminated by death; and

•	the right to compel the repurchase of any of his outstanding stock options.

Mr. Katona is entitled to receive severance benefits for twelve months and has the right to compel repurchase of any of his outstanding stock options in the event of a change of control of Quantum (as defined in his employment agreement), unless he is terminated for cause, defined as misconduct, breach of fiduciary duty involving personal profit, failure to perform his job responsibilities, conviction of or a guilty plea or nolo contendere plea to violation of any law or regulation (other than minor traffic violations), or breach of any term of the employment agreement.

With respect to Messrs. Beitzel, Schoeffler, Anderson and Goad, the agreements provide that we may not locate the executive’s place of work more than fifteen miles from his residence, require the executive to travel more than ten days in any calendar year, make any changes to our vacation policies that are less favorable from the executive’s point of view or make any changes in the office space, executive assistant and other working conditions that are less favorable from the executive’s point of view. The executive may terminate his employment in the event of a change in job responsibilities to which he has not consented.

We are also obligated to pay each executive’s membership fees for country clubs, social clubs and golf clubs of the executive’s choosing, personal tax preparation fees and personal umbrella insurance coverage of at least $10 million.

All of these former Starcraft executives are bound by noncompetition provisions that restrict them from competing with us for two years following termination with reasonable cause, except that Mr. Katona is only restricted while he is receiving severance benefits. The other executives are not restricted if their employment is terminated without reasonable cause or if they terminate their employment as a result of a change in their job responsibilities without their consent.

Kenneth R. Lombardo serves as our General Counsel and Vice-President, Legal pursuant to an employment agreement entered into on July 12, 2005. Our employment agreement with Mr. Lombardo provides an annual base salary of $225,000, for the first twelve months of the term of his agreement, which is subject to annual review. The employee will also receive a one-time signing bonus of $50,000. During his term of employment, the employee is entitled to receive the same fringe benefits that we generally make available to our executive officers, which currently include medical insurance and participation in our 401(k) and non-qualified deferred compensation plans. The employee is also entitled to receive term life and supplemental long-term disability insurance coverage, four weeks of paid vacation each year, paid sick leave and a monthly auto allowance of $700. During the term of his employment, the employee will be eligible for an annual cash bonus based on the achievement of corporate and individual performance objectives to be determined by our Chief Executive Officer and approved by our Compensation Committee, as well as awards, such as stock options and restricted stock, under our long term incentive plans. The employee’s employment can generally be terminated by either us or the employee for any reason with 30 days prior written notice, but we can terminate his employment for cause (as defined in his employment agreement) without notice.

Subject to the conditions and other limitations set forth in his employment agreement, Mr. Lombardo will be entitled to the following severance benefits if we terminate his employment without cause or if he terminates his employment for good reason (as defined in his employment agreement): (i) a lump sum cash payment equal to two (2) times the employee’s base salary at the time of termination; (ii) continuation of his fringe benefits and term life insurance coverage; (iii) immediate vesting of his outstanding stock options and other stock-based compensation awards; and (iv) limited tax gross up payments to the extent that his aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code of 1986, as amended. The employee’s eligibility to receive any severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability. The employee will not be entitled to any severance benefits if we terminate his employment for cause or if he terminates his employment without good reason.

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services rendered for the fiscal years indicated for each individual who served as Chief Executive Officer during the last completed fiscal year and the four other most highly compensated executive officers whose total salary and bonus for the fiscal year ended April 30, 2005 exceeded $100,000. These individuals are referred to as the “named executive officers” in this proxy statement.

	Fiscal Year	Annual Compensation		Long-Term Compensation (2)		All Other Compensation
				Restricted Stock Awards	Number of Stock Options Granted
Name and Principal Position		Salary (1)	Bonus
Alan P. Niedzwiecki	2005	$370,000	$101,850	$50,000	150,000	$17,374	(3)
President; Chief Executive Officer; Director	2004	345,000	101,110	—	340,000	13,150
	2003	214,906	50,000	—	160,000	11,994

W. Brian Olson	2005	300,000	76,500	50,000	125,000	25,236	(4)
Chief Financial Officer; Treasurer	2004	256,250	90,750	—	200,000	22,753
	2003	195,565	50,000	—	100,000	17,820

Glenn D. Moffett (5)	2005	208,173	33,750	—	40,000	27,794	(6)
Vice President; General Manager of Operations	2004	170,775	20,533	—	55,000	56,868

Bradley J. Timon (7)	2005	132,310	35,650	—	20,000	12,737	(8)
Corporate Controller	2004	6,767	—	—	20,000	350

Cathryn T. Johnston	2005	121,155	33,100	—	20,000	11,895	(9)
Director of Communications; Corporate Secretary	2004	103,846	7,815	—	25,000	11,918
	2003	86,210	500	—	10,000	9,907

(1)	Includes amounts deferred by executive officers pursuant to the Quantum Employee Savings Plan for all fiscal years reported. For the period May 1, 2002 through July 23, 2002, also includes amounts deferred pursuant to IMPCO’s employee savings and deferred compensation plans prior to the spin-off from IMPCO, our previous parent company.
(2)	Consists of restricted stock awards and stock options granted under our 2002 Stock Incentive Plan. Restricted stock granted for fiscal 2005 consisted of 14,124 shares awarded to each of Messrs. Niedzwiecki and Olson valued at $3.54 per share based upon the latest closing market price of Quantum common stock as of the award date of May 1, 2005. The restricted stock will vest in full on May 1, 2008.
(3)	Includes $13,621 for automotive allowances, $968 for an athletic club membership, $585 for a group term life insurance premium and $2,200 for estate planning services.
(4)	Includes $14,196 for automotive allowances, $9,000 for matching contributions pursuant to the Quantum Employee Savings Plan, $968 for an athletic club membership, $435 for a group term life insurance premium and $637 for estate planning services.

(5)	Mr. Moffett has served as Vice President and General Manager of Operations since May 1, 2005. Mr. Moffett joined Quantum in January 2001 and served as our Corporate Counsel and as an Administrative Manager until September 2003 when he was appointed as General Manager of Operations and became an executive officer.
(6)	Includes $12,546 for transportation and living allowances, $14,280 for automotive allowances and $968 for an athletic club membership.
(7)	Mr. Timon has served as Corporate Controller since joining Quantum in April 2004.
(8)	Includes $8,400 for automotive allowances, $3,369 for matching contributions pursuant to the Quantum Employee Savings Plan and $968 for an athletic club membership.
(9)	Includes $8,400 for automotive allowances, $2,527 for matching contributions pursuant to the Quantum Employee Savings Plan and $968 for an athletic club membership.

Option Grants in Last Fiscal Year

The following table provides summary information regarding options to purchase our common stock granted to each of the named executive officers in fiscal year 2005.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted in Fiscal Year (2)	Exercise Price Per Share (1)	Expiration Date

Name					5%	10%
Alan P. Niedzwiecki	150,000	9.7%	$5.77	03/03/2015	$544,308	$1,379,384

W. Brian Olson	125,000	8.1%	5.77	03/03/2015	453,590	1,149,487

Glenn D. Moffett	40,000	2.6%	5.77	03/03/2015	145,149	367,836

Bradley J. Timon	20,000	1.3%	5.77	03/03/2015	72,574	183,918

Cathryn T. Johnston	20,000	1.3%	5.77	03/03/2015	72,574	183,918

(1)	Options were granted at the fair market value of Quantum common stock on the date of grant and vest cumulatively at the rate of 25% on the first anniversary of the date of grant and 25% each year thereafter so that the employee is 100% vested after four years. Options may be exercised only while an optionee is employed by Quantum, or within thirty days following termination of such employment. If termination results from death or disability, options may be exercised within one year of the termination date. In no event may options be exercised more than ten years after the date of grant. In the event of a change of control, the board may in its sole discretion give all or certain optionees the right to exercise all or any portion of their unvested options. In addition, Messrs. Niedzwiecki, Olson and Moffett have agreements that provide for accelerated vesting of any outstanding stock options under certain conditions as described in “Employment Agreements and Change-in-Control Arrangements” above.
(2)	Based on an aggregate of 1,540,000 options granted to Quantum’s employees and directors during the 2005 fiscal year.
(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of the future prices of our common stock.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the value of unexercised options to purchase our common stock held by the named executive officers at the end of fiscal year 2005. There were no exercises of options to purchase our common stock by the named executives during fiscal year 2005.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Alan P. Niedzwiecki	139,000	502,500	$15,400	$46,200
W. Brian Olson	124,000	339,000	11,000	33,000
Glenn D. Moffett	23,750	101,250	3,850	11,550
Bradley J. Timon	5,000	35,000	—	—
Cathryn T. Johnston	13,650	44,350	1,100	3,300

(1)	Calculated by determining the difference between the fair market value of the common stock underlying the options on April 30, 2005 and the exercise price of the options.

Equity Compensation Plan Information

The following table sets forth information about shares of our common stock that may be issued upon exercise or vesting of options, warrants and other rights under all of our equity compensation plans as of April 30, 2005:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	4,120,323	(2)	$4.96	38,074	(1)
Equity Compensation Plans Not Approved by Security Holders	245,444	(3)	5.83	—
Total	4,365,767		$5.01	38,074

(1)	Represents shares available for issuance under our 2002 Stock Incentive Plan as of April 30, 2005. The 2002 Stock Incentive Plan contains an evergreen formula pursuant to which on the first day of each fiscal year, the aggregate number of shares reserved for issuance under the 2002 Stock Incentive Plan will increase by a number of shares equal to 3% of the outstanding shares on the first day of such fiscal year or a lesser number of shares determined by the administrator of the plan. On May 1, 2005, an additional 1,552,057 shares became available under this Plan pursuant to the evergreen provision.
(2)	Includes 28,248 shares of restricted stock that are not included in the calculation of the Weighted-Average Exercise Price.
(3)	Represents warrants to purchase shares of our common stock issued in July 2002 in connection with our spin-off from IMPCO to holders of IMPCO warrants at an exercise price of $5.83 per share with a term expiring in January 2006.

COMPARATIVE STOCK PERFORMANCE

The following information does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates the report therein.

The following performance graph compares the cumulative stockholder return on our common stock on a quarterly basis (as of the last trading day of the quarter), assuming an initial investment of $100, for the period beginning on July 11, 2002 and ending on June 30, 2005, with the cumulative total return of a broad market index (Nasdaq National Stock Market—CRSP Total Return Index) and an industry index (Nasdaq Transportation Stock Index) for the same period. We paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

Pursuant to the rules and interpretations of the SEC, the chart below is calculated using as the beginning measurement period the closing price of our common stock on July 11, 2002 (the first day of trading of our common stock on the Nasdaq National Stock Market on a “when-issued” basis), which was $5.10. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.

Measurement Date	Quantum	Nasdaq National	Nasdaq Trans
7/11/2002	100.00	100.00	100.00
7/02	113.73	96.77	94.18
10/02	42.16	97.12	94.40
1/03	58.82	96.43	92.70
4/03	40.78	106.98	109.00
7/03	60.78	126.39	130.12
10/03	178.82	140.66	140.31
1/04	176.47	150.07	135.73
4/04	119.22	139.94	139.97
7/04	111.76	137.64	147.99
10/04	145.10	143.88	161.99
1/05	102.35	150.33	172.98
4/05	69.41	140.38	158.93
6/05	98.04	150.62	167.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with our Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our charter, as well as certain additional procedural protections. We have also entered into employment and related agreements with certain of our executive officers, as described under “Executive Compensation—Employment Agreements and Change-in-Control Arrangements.”

Agreements with General Motors

We have entered into a strategic alliance with General Motors regarding the development of fuel cell systems. Under the terms of the strategic alliance, General Motors acquired shares of our stock representing 19.9% of our issued and outstanding capital stock following the distribution. As a result of subsequent issuances of capital stock via public offerings, stock options exercises and in connection with the acquisition of Starcraft, General Motors’ ownership has declined to approximately 8.5% of our issued and outstanding common stock as of August 1, 2005. We entered into the agreements described below with General Motors in connection with the alliance. These agreements have been listed as exhibits to our Annual Report on Form 10-K for the 2005 fiscal year. The following description is only a summary and is qualified by reference to the filed exhibits.

Corporate Alliance Agreement

The Corporate Alliance Agreement between us and General Motors serves to formalize our agreement to work together to advance and commercialize, on a global basis, fuel cell systems, and the market for fuel cells to be used in transportation, mobile, stationary and portable applications. The Corporate Alliance Agreement became effective upon the distribution and has a term of ten years, which ends on July 22, 2012. The agreement provides that:

•	General Motors is obligated to actively support, endorse and recommend us to its customer base;

•	General Motors will assist and provide guidance with respect to our directed research and development of fuel cell applications;

•	we will appoint one individual nominated by General Motors to our board of directors prior to or promptly after the distribution, and thereafter during the term of the agreement we will continue to nominate one individual designated by General Motors to our proposed slate of directors to be presented to our stockholders as necessary for General Motors to retain one seat on our board of directors;

•	General Motors will be entitled to appoint an “ex-officio” board member with non-voting capacity during the term of the agreement;

•	we committed to spend $4.0 million annually for specific research and development projects directed by General Motors to speed the commercialization of our fuel cell related products; and

•	beginning July 24, 2005 for non-automotive applications and July 24, 2008 for automotive applications, we are obligated to provide revenue sharing payments to General Motors based on a percentage of gross revenue derived from sales of applications developed under the strategic alliance. The revenue sharing payments will equal 5% of applicable gross revenue through July 23, 2015, 4% for the ten-year period ending July 23, 2025, 3% for the ten-year period ending July 23, 2035, and 2% for the ten-year period ending July 23, 2045. On July 23, 2045, we will also be obligated to provide a final revenue sharing payment to General Motors equal to the present value of future revenue sharing payments that would otherwise be payable to General Motors on an annual basis assuming an income stream to General Motors of 2% of our gross revenues in perpetuity.

As outlined above, we committed to spend $4.0 million annually for specific research and development projects directed by General Motors to speed the commercialization of fuel cell related products. Since this commitment was waived or partially waived by General Motors for calendar years 2002, 2003 and 2004, we anticipate that this commitment will be waived or partially waived in the future. We and General Motors agreed upon a Directed Research and Development Statement of Work that covered the period from May 15, 2004 though May 14, 2005. The statement of work outlined specific tasks for the advancement of compressed fuel storage technologies enabling improved performance. Total spending under the statement of work approximated $1.8 million. Each party retains the ownership of its existing technology and will jointly own technology that is created under the alliance. We have the opportunity to use jointly created technologies in certain aspects of our business but will be required to share revenue with General Motors on fuel cell system-related products that are sold to General Motors or third parties.

Under the agreement, General Motors has a right of first refusal in the event that we propose to sell, or otherwise transfer our fuel cell-related intellectual property contemplated under the Corporate Alliance Agreement. In the event that we decide to discontinue operations or we are deemed insolvent, General Motors has the right to purchase the intellectual property contemplated under the Corporate Alliance Agreement at a price to be determined by an independent appraisal firm approved by both us and General Motors.

Stock Transfer Agreement

We entered into a Stock Transfer Agreement pursuant to which we agreed to issue to General Motors shares of our Series A common stock representing 19.9% (since diluted to 8.5% as of August 1, 2005) of our total issued and outstanding capital stock after the distribution. We issued the Series A common stock immediately following the distribution. The Series A common stock automatically converted into common stock upon the closing of our initial public offering in January 2003. We also agreed that, subject to limited exceptions, we would not issue any stock in a private placement transaction without the prior written consent of General Motors.

Registration Rights Agreement

We entered into a Registration Rights Agreement with General Motors pursuant to which General Motors may demand that we file a registration statement under the Securities Act covering some or all of our common stock General Motors would receive upon conversion of its Quantum Series A common stock. General Motors may make this demand at any time after the earlier of three years following the distribution or six months after the effective date of our first registration statement for a public offering of its securities to the general public, which was January 16, 2003. We are not required to effect more than two demand registrations nor are we required to effect a registration if the requested registration would have an aggregate offering price to the public of less than $20 million. In an underwritten offering, the managing underwriter of any such offering has the right to limit the number of registrable securities to be included in the registration statement.

General Motors also has “piggyback” registration rights. If we propose to register any of our equity securities under the Securities Act other than pursuant to the demand registration rights described above or certain excluded registrations, General Motors may require us to include all or a portion of our registrable securities in the registration and in any related underwriting. Further, if we are eligible to effect a registration on Form S-3, General Motors may demand that we file a registration statement on Form S-3 covering all or a portion of General Motors’ registrable Quantum securities, provided that the registration has an aggregate offering price of at least $10 million. We will not be required to effect more than two such registrations in any twelve-month period. In general, we will bear all fees, costs, and expenses of such registrations, other than underwriting discounts and commissions. We also agreed to take such reasonable actions as are necessary to make Rule 144 available to General Motors for the resale of its registrable securities without registration under the Securities Act.

Master Technical Development Agreement

Under the terms of our Master Technical Development Agreement with General Motors, we have agreed to work with General Motors to facilitate the integration, interface, and optimization of General Motors’ fuel cell systems with our gaseous fuel storage and handling modules. To that end, the agreement provides for the establishment of joint Quantum/General Motors technical teams to implement statements of work with respect to the development of fuel cell applications. In addition, the agreement provides that both we and General Motors will license our fuel cell related technologies to each other for the purpose of developing, manufacturing, and selling the fuel cell applications developed under the strategic alliance.

Agreements Entered Into in Connection with our Merger with Starcraft

In connection with our merger with Starcraft, which was completed in March 2005, Starcraft agreed to terminate the employment, severance, change of control and similar agreements it had with Kelly L. Rose, former Chairman of the Board of Starcraft. In connection with the merger, Mr. Rose received shares of our stock representing over 5% of our then outstanding shares of common stock. Mr. Rose’s ownership of our outstanding shares of common stock as of August 1, 2005 was less than 5%.

Upon the closing of our merger with Starcraft, Starcraft and Mr. Rose entered into a Separation Agreement, a Mutual Release of Claims, a Consulting Agreement, an Asset Purchase and Sale Agreement and an Assignment of Patents, Trademarks and Licenses. These agreements collectively provided for the following:

•	Mr. Rose will be engaged as a consultant to Starcraft through December 31, 2005 at annual compensation of $450,000, to be paid in full upon Mr. Rose’s termination, death or disability;

•	Mr. Rose will receive continuation of health benefits for two years;

•	Mr. Rose will receive continuation of directors and officers insurance coverage for six years;

•	Mr. Rose will have continued use of his office and executive assistant;

•	Starcraft will pay on Mr. Rose’s behalf the amount of any excise taxes determined to result from any payments or benefits provided to Mr. Rose under any of its agreements with Mr. Rose, up to a maximum of $300,000;

•	Mr. Rose and Starcraft released each other and their respective affiliates from liabilities arising out of or relating to Mr. Rose’s employment by Starcraft and any financial or other obligation otherwise outstanding as of the closing of our merger with Starcraft;

•	Starcraft transferred to Mr. Rose the assets, including equipment, inventory, land, building and business records, related to the Starcraft accessories business, including the parts business, kit business, and second stage and aftermarket conversion, kits, parts, components and accessories business;

•	Starcraft transferred its rights in the “Starcraft” name to Mr. Rose, and Mr. Rose granted Starcraft a license to use the “Starcraft” name for limited purposes; and

•	Starcraft transferred certain other patents, trademarks and license agreements to Mr. Rose, with maintenance fees to be paid by Starcraft during the existing terms only.

Mr. Rose is also a party to the registration rights agreement discussed below under “Starcraft Registration Rights Agreements.”

Starcraft Registration Rights Agreements

Under the terms of the Starcraft merger agreement, we agreed to enter into a registration rights agreement with each of Jeffrey P. Beitzel, Douglass C. Goad and Richard A. Anderson (each of whom currently serve as executive officers of Quantum), and Kelly L. Rose, Starcraft’s former Chairman of the Board, to permit resale of the shares of Quantum common stock received by these individuals in the merger.

Pursuant to the registration rights agreements, we will:

•	use our reasonable best efforts to file a shelf registration statement with respect to the merger shares received by these individuals in the merger, and to maintain the effectiveness of the registration statement through the first anniversary of the completion of the merger;

•	pay all registration expenses, except that each selling securityholder is responsible for all selling commissions and discounts and any out-of-pocket expenses of such selling securityholders; and

•	indemnify the selling securityholders from and against any losses caused by any untrue statement of material fact contained in the shelf registration statement.

Each selling securityholder generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholders in the related prospectus, deliver a prospectus to purchasers, indemnify us from any liabilities relating to any untrue statement of material fact provided by such securityholder for inclusion in the registration statement and be bound by the provisions of the registration rights agreement which are applicable to such holder.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates the report therein.

To the Board of Directors:

The Committee has reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended April 30, 2005.

The Committee has discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules, and other professional standards.

The Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005.

The Committee has also considered whether the provision of services by Ernst & Young LLP, other than services related to the audit of the financial statements referred to above and the review of interim financial statements included in the company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Ernst & Young LLP.

The Audit Committee

Thomas J. Tyson, Chair

Brian A. Runkel

G. Scott Samuelsen

PROPOSAL II

RATIFICATION OF APPROVAL OF INDEPENDENT AUDITORS

Our Audit Committee has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending April 30, 2006. Although not required to be voted upon by the stockholders, our Audit Committee and board of directors deem it appropriate for the approval to be submitted for ratification by the stockholders. The persons named in the accompanying proxy will vote the common stock represented by the proxy for ratification of the approval of Ernst & Young LLP, unless a contrary choice has been specified in the proxy. If the stockholders do not ratify the approval of Ernst & Young LLP by a majority vote, the approval of independent auditors will be considered by our Audit Committee, although the Audit Committee would not be required to approve different independent auditors. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.

The Audit Committee considered whether Ernst & Young LLP’s provision of any professional services other than its audit of our annual financial statements and reviews of quarterly financial statements is compatible with maintaining such auditor’s independence.

We incurred the following fees to Ernst & Young LLP during the 2005 fiscal year:

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended April 30, 2005, and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $554,000. Audit fees include $254,000 for the audit of management’s assessment and the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered during the 2005 fiscal year, other than services described above under “Audit Fees,” were $60,000 related to the review of our financial statements incorporated by reference in our registration statement on Form S-4.

Tax Fees

Ernst & Young LLP billed us an aggregate of $16,050 for professional services rendered in our 2005 fiscal year for tax compliance, tax advice and tax planning.

All Other Fees

Ernst & Young LLP provided due diligence services for acquisition activities for which it received $52,650 in fees.

Pre-Approval of Services by Auditors

The Audit Committee of our board of directors has adopted a policy requiring that all services provided to us by our independent auditors be pre-approved by the Audit Committee. The policy pre-approves specific types of services that our independent auditors may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by the Audit

Committee prior to any engagement with respect to that type of service. The Audit Committee will review the pre-approval policy and establish fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, the Audit Committee delegated to its chairman the authority to explicitly pre-approve engagements with our independent auditors, provided that any pre-approval decisions must be reported to the Audit Committee at its next scheduled meeting. If explicit pre-approval is required for any service, our Chief Financial Officer and our independent auditor must submit a joint request to the Audit Committee or its chairman describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding auditor independence.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2006.

PROPOSALS OF STOCKHOLDERS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of Quantum consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Proposals of stockholders intended to be presented at our next annual meeting of stockholders must be received by our Corporate Secretary at the address shown at the top of page one of this Proxy Statement, no later than May 12, 2006 for inclusion in our proxy statement and form of proxy for that meeting. In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our Proxy Statement) to be considered “timely” within the meaning of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, and pursuant to our Amended and Restated Bylaws, stockholders must submit such proposals in writing to our Corporate Secretary at the address shown at the top of page one not later than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or publicly disclosed. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner and (ii) the class and number of shares of Quantum which are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER INFORMATION

Our Annual Report to Stockholders for the fiscal year ended April 30, 2005, is enclosed with this Proxy Statement. Copies of our Annual Report on Form 10-K for the year ended April 30, 2005, as filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon written request to Cathryn T. Johnston, Secretary, Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, CA 92614; cjohnston@qtww.com; telephone number (949) 399-4548.

OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the Annual Meeting. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

By Order of the Board of Directors,

Cathryn T. Johnston Secretary

Irvine, California

August 12, 2005

FORM OF PROXY

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

ANNUAL MEETING OF STOCKHOLDERS

September 9, 2005

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Alan P. Niedzwiecki and W. Brian Olson, and each of them, with full power of substitution as proxies and agents, in the name of the undersigned, to attend the Annual Meeting of Stockholders of Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Quantum”), to be held at the Irvine Marriott Hotel, located at 18000 Von Karman, Irvine, California, 92612, on Friday, September 9, 2005, at 1:30 p.m. local time, or any adjournment thereof, and to vote the number of shares of Quantum’s Common Stock that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR THE BOARD AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for the nominees listed below.

(To withhold authority for any individual nominee, strike a line through the nominee’s name on the list below.)

Paul E. Grutzner

Brian A. Runkel

Carl E. Sheffer

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as Quantum’s independent auditors for our fiscal year ending April 30, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, the proxy agents named above are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE AND SIGN the enclosed proxy exactly as the name(s) appears herein and return promptly in the accompanying envelope. If the shares are held by joint tenants or as community property, both stockholders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory. Receipt of the Notice of Annual Meeting of Stockholders, Annual Report for the year ended April 30, 2005, and Proxy Statement dated August 12, 2005, is hereby acknowledged by the undersigned.

Dated:                                         , 2005

Signature

Name, typed or printed

Tax identification or social security number